Exhibit 10.1

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (“Agreement”) effective as of May 1, 2005 (the “Effective Date”), is made and entered into by and among Applica Consumer Products, Inc., a Florida corporation (together with its permitted successors and assigns pursuant to this Agreement referred to as “Applica”), and Brian S. Guptill (the “Executive”). Applica and the Executive are sometimes each individually referred to in this Agreement as a “Party” and are sometimes collectively referred to herein as the “Parties.”

     In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt of which is mutually acknowledged, Applica and the Executive agree as follows:

          1. Employment/Term. Subject to the termination provisions of this Agreement, Applica hereby employs Executive, and Executive agrees to serve as the Senior Vice President — Engineering of Applica from the Effective Date and ending on May 1, 2007 (the “Term”) provided, however, that commencing on the May 1, 2007 and on each anniversary thereof (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless either Party provides the other Party 30 days’ prior written notice before the applicable Extension Date that the Term shall not be extended.

          2. Position, Duties and Responsibilities. During the Term, the Executive shall serve as the Senior Vice President — Engineering of Applica, with overall responsibility for product engineering, and with such other duties and responsibilities incident to his position as may be determined from time to time by the Chief Executive Officer of Applica. The Executive shall devote all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of Applica and any Affiliates. The Executive acknowledges that his business time is not limited to a fixed number of hours per week.

          3. Base Salary. The Executive shall be paid a base salary at an annual rate (the “Base Salary”) of $255,000. Such Base Salary shall be payable in accordance with Applica’s customary payroll practices. During the Term, the Base Salary shall be reviewed periodically and may be changed from time to time as shall be determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on the Executive’s performance evaluation.

          4. Incentive Bonus. During the Term, the Executive shall be eligible for an annual performance-based bonus (the “Incentive Bonus”) which shall be determined by and paid based upon performance goals to be set by the Compensation Committee in consultation with the Chief Executive Officer and the Executive, which may include corporate financial goals such as earnings per share and cash flow, and personal goals such as accomplishing key strategic milestones that are critical to Applica’s future. Such performance goals shall be determined on or before March 31st of each calendar year during the Term. The target amount of the Incentive Bonus shall be equal to 50% of Executive’s Base Salary. The Incentive Bonus shall be payable in cash in accordance with customary practices.

          5. Expense Reimbursement and Other Benefits.

          (a) During the term of Executive’s employment hereunder, pursuant to Applica’s Travel and Expense Policy and upon the submission of proper substantiation by the Executive, including copies of all relevant invoices, receipts or other evidence reasonably requested by Applica, Applica shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of Applica or any Affiliates.

          (b) Executive shall participate in Applica’s Group Health and Hospitalization Plan, Group Life Insurance Plan, Group Disability Insurance Plan and all other insurances, or insurance plans (collectively, the “Welfare Benefits”), and executive benefits and bonuses covering Applica’s executive officers as are now or may in the future be in effect, subject to applicable eligibility requirements.

          (c) During the Term, Applica shall provide Executive with a monthly automobile allowance of $900.

          (d) During the Term, the Executive will be entitled to three weeks’ paid vacation for each year. The Executive will also be entitled to the paid holidays and other paid leave set forth in Applica’s policies. Vacation days and holidays during any fiscal year that are not used by the Executive during such Fiscal Year may not be carried over and used in any subsequent Fiscal Year.

          6. Restrictions.

          (a) During the Term and for a one year period after the termination of the Term for any reason, the Executive shall not, directly or indirectly, engage in, be employed by or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with either Applica or its Affiliates (for this purpose, any business that engages in the manufacture or distribution of products similar to those products manufactured or distributed by Applica and its Affiliates shall be deemed to be a Competitive Business; provided that such provision shall not apply to the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers

Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as such investment (i) represents no more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) does not give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) does not create a conflict of interest between Executive’s duties under this Agreement and his interest in such investment).

          (b) During the Term and after the termination of the Term for any reason, the Executive shall not at any time divulge, communicate, use to the detriment of Applica or its Affiliates or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of Applica or its Affiliates. Any Confidential Information now or hereafter acquired by the Executive with respect to the business of Applica and its Affiliates (which shall include, but not be limited to, information concerning such companies’ financial condition, prospects, technology, customers, products, suppliers, sources of leads, methods of doing business and employees) shall be deemed a valuable, special and unique asset of Applica that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to Applica and its Affiliates with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by Applica whether in tangible or intangible form (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known to the public, about Applica or its Affiliates, including, but not limited to, information related to their business, their products or their customers. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law, provided the Executive provides Applica with reasonable prior notice of such disclosure.

          (c) During the Term and for a one year period after the termination of the Term for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, other than in connection with the performance of Executive’s duties under this Agreement, (a) employ or attempt to employ or enter into any contractual arrangement with any employee who is or has been employed by Applica or any Affiliate at the manager level or above, unless such employee or former employee has not been employed by Applica or any Affiliate for a period in excess of six months, (b) call on or solicit any of the actual or targeted prospective customers of Applica or any Affiliate on behalf of any person or entity in connection with any business competitive with the business of Applica or any Affiliates, and/or (c) make known the names and addresses of such customers or suppliers or any information relating in any manner to Applica’s or its Affiliates’ trade or business relationships with such customers.

          (d) All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, products, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for Applica or its Affiliates or their customers (collectively, the “Work Product”) shall belong exclusively to Applica and shall, to the extent possible, be considered a work made by the Executive for hire for

Applica within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, the Executive expressly assigns to Applica all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Executive. Upon the request of Applica, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. In the event that Applica is unable, after reasonable effort, to secure Executive’s signature on any letters patents, copyright or other analogous protection relating to Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints Applica and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Executive.

          (e) All books, records, and accounts relating in any manner to Applica or its Affiliates, including but not limited to their products, suppliers and customers, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of Applica and shall be returned immediately to Applica on termination of the Executive’s employment hereunder or on Applica’s request at any time.

          (f) Executive acknowledges and confirms that (a) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of Applica, and (b) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of Applica and its Affiliates is such as would cause Applica serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with Applica or its Affiliates in violation of the terms of this Section 6. The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, Applica and its Affiliates and their successors and assigns.

          (g) In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

          (h) If the Executive shall be in violation of any provision of this Section 6, then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If Applica or any of its Affiliates seek injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

          (i) The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

          (j) Neither Applica nor its Affiliates shall have any obligation to pay any severance or other payments to Executive in the event Executive is in material breach of any covenant set forth in this Section 6.

          7. Termination of Employment. Notwithstanding the provisions of Section 1 of this Agreement, the Executive’s employment shall be terminated upon the first occurrence of any event set forth below. Except as expressly provided in this Agreement, all rights and obligations of the Parties shall terminate as of the Termination Date. Any rights Executive may have (i) to indemnification under the articles, by-laws, policies or other agreements with Applica (including any Affiliates) and (ii) under any policy of directors and officers liability insurance maintained by Applica or any Affiliate that covers or has covered Executive shall survive the termination of this Agreement. Any amounts payable pursuant to this Section 7 shall be in addition to all benefits to which the Executive or his family may be entitled to under any benefit plans, programs or arrangements in which Executive was a participant during the Term. Following Executive’s termination of employment for any reason (or no reason), Executive will have the benefit of any insurance coverage for any action or inaction Executive may have taken or failed to take on behalf of Applica (or any Affiliates) during Executive’s employment as an officer, employee or director of Applica (or any Affiliates). Notwithstanding the foregoing, no provision of this Agreement shall be interpreted as requiring Applica or any Affiliate to acquire or maintain directors and officers insurance coverage solely for the benefit of Executive. While he is an active employee, Executive shall be entitled to coverage to the same extent as current officers, employees and directors, are covered by insurance pursuant to the applicable insurance policy or policies as they may exist from time to time, and while a former employee Executive shall be entitled to coverage to the same extent as former officers, employees and directors are covered by insurance pursuant to the applicable insurance policy or policies as they may exist from time to time.

          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Term. The effective date of termination shall be the date of Executive’s death or Disability, as the case may be. In the event of termination due to the Executive’s death or Disability, Applica shall pay to Executive (or to Executive’s estate in the event of his death) a cash lump sum payment, within 30 days of the effective date of termination, equal to the sum of the following amounts (items 7(a)(i) and (ii) being referred to as the “Accrued Obligations”):

          (i) any Base Salary which has been accrued but not paid as of the effective date of termination; and

          (ii) reimbursement for all business expenses incurred by the Executive prior to the effective date of the termination for which the Executive is entitled to reimbursement pursuant to Section 5(a) that had not previously been reimbursed.

          (b) Termination for Cause or Termination by Executive Without Good Reason. This Agreement may be terminated by Applica for Cause or by the Executive, upon at least 30 days’ prior notice to Applica, in the absence of Good Reason. The effective date of termination by the Executive in the absence of Good Reason shall be the date set forth in the Executive’s notice provided such date is at least 30 days after Applica’s receipt of such notice. The effective date of any termination of Executive’s employment for Cause shall be immediately upon the provision of notice by Applica. In the event Executive is terminated for Cause, or he terminates his employment without Good Reason, Applica shall pay to Executive a cash lump sum payment, within 30 days of the effective date of termination, of an amount equal to the Accrued Obligations.

          (c) Other Termination of Employment by Applica or by Executive in Connection with a Change of Control. In the event (i) there is a Change of Control during the Term and (ii) the Executive’s employment is terminated prior to the earlier of: (x) the expiration of the Term and (y) 12 months from the date of such Change of Control (1) by Applica other than for death, Disability or Cause, or (2) by the Executive for Good Reason, then in any such case, Applica shall pay to Executive a cash lump sum payment equal to the sum of the following amounts payable within 30 days of the effective date of termination:

          (i) an amount equal to the Accrued Obligations; and

          (ii) an amount equal to 1.5 times the Severance Base.

          (d) Other Termination of Employment by Applica or by Executive Other Than in Connection With a Change of Control. In the event the Executive’s employment is terminated other than in connection with a Change of Control (x) by Applica other than for death, Disability or Cause or (y) by the Executive for Good Reason, in either case, Applica shall pay to Executive a cash lump sum payment equal to the sum of the following amounts payable within 30 days of the effective date of termination:

          (i) an amount equal to the Accrued Obligations; and

          (ii) an amount equal to the 1.5 times the Severance Base.

          8. Section 162(m) Limits. Notwithstanding any other provision of this Agreement, if and to the extent that any remuneration payable by Applica to the Executive for any calendar year would exceed the maximum amount of such remuneration that Applica may deduct for that year by reason of Section 162(m) of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion by the Board of Directors, be deferred so that it shall become payable at such time or times as the Board reasonably determines that it would first not be subject to loss of deduction by Applica under Section 162(m), with interest at the “short-term applicable federal rate” as such term is defined in Section 1274(d) of the Code.

          9. Cooperation. The Executive agrees to cooperate with Applica, during the Term and for the six years immediately thereafter, by being reasonably available to testify on behalf of Applica or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Applica, or any Affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Board or Chief Executive Officer or their representatives or counsel, or representatives or counsel to Applica, or any Affiliate, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with Executive’s business or personal affairs. Applica agree to reimburse the Executive for all reasonable expenses incurred by the Executive in connection with his provision of testimony or assistance or other cooperation contemplated by this Section 9.

          10. Assignability; Binding Nature. This Agreement is personal to the Executive, and, without the prior written consent of Applica, shall not be assignable by the Executive other than his rights to payments earned hereunder which may be transferred by will or the laws of descent and distribution. No rights or obligations of Applica under this Agreement may be assigned or transferred by Applica without the written consent of the Executive; except to any Affiliate or to a successor to all or substantially all of Applica’s business. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives and Applica and their permitted successors and assigns.

          11. Representations.

          (a) Applica represents and warrants that it is fully authorized and empowered to enter into this Agreement, and the performance of Applica’s obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

          (b) The Executive represents and warrants that he is duly authorized to enter into this Agreement. The Executive represents and warrants that he has not made, and will not make, any contractual or other commitments that may be reasonably expected to conflict with or prevent his performance in any material respect of any portion of this Agreement or conflict with the full enjoyment in any material respect by Applica of the rights herein granted. Without limiting the generality of the foregoing, the Executive represents that he is not subject to any non-competition, confidentiality or similar agreement with any prior employer which would conflict with the performance of his duties as contemplated by this Agreement.

          12. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof. This Agreement supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, but not limited to the employment agreement between the Executive and Applica dated September 16, 2004.

          13. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and the Chief Executive Officer of Applica. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive (if sought to be enforced against the Executive) or an authorized officer or director of Applica (if sought to be enforced against Applica), as applicable.

          14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          15. Survival. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

          16. Governing Law/Jurisdiction.

               THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

               The Parties hereby (i) submit to the exclusive jurisdiction of the courts of the State of Florida and the U.S. federal courts (sitting in Miami, Florida, and the U.S. federal courts in the Southern District of Florida), (ii) consent that any such action or proceeding may be brought in any such venue, (iii) waive any objection that any such action or proceeding, if brought in any such venue, was brought in any inconvenient forum and agree not to claim the same, (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions and (v) consent to service of process at the address set forth in Section 18 hereof.

               EACH PARTY HEREBY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          17. Withholding. All amounts required to be paid by Applica shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements. All amounts shall also be subject to reduction or set off for such additional amounts as may be owed to Applica or agreed to by Executive (i.e., payment of the employee portion of any insurance premiums).

          18. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or electronic mail (with written confirmation of receipt), provided that a copy is also mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and facsimile numbers set forth below (or to such other addresses and facsimile numbers as Party may designate by notice to the other Party):

If to Applica:	Applica Consumer Products, Inc.
3633 Flamingo Road
Miramar, Florida 33027
Attention: General Counsel
Tel: 954-883-1000
Fax: 954-883-1714

If to the Executive:	At the most recent home address of Executive on the official records of the Applica

Either Party may, from time to time, designate a new address by notice given in accordance with this Section.

          19. Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

          20. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          24. Facsimiles. For purposes of this Agreement, any copy, facsimile telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of the original writing, transmission or signature for any and all purposes for which the original writing, transmission or signature could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or signature, as the case may be.

          25. Definitions.

          (a) “Accrued Obligations” shall mean the sum of the amounts identified in Sections 7(a)(i) and (ii) of this Agreement.

          (b) “Affiliate” shall mean, with respect to Applica, any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Applica (including, but not limited to, Applica Incorporated), and/or any joint venture in which Applica or Applica owns 33 1/3% or more of the voting power and/or equity value.

          (c) “Average Incentive Bonus” shall mean the average of the Incentive Bonuses paid to the Executive for the three Fiscal Years immediately preceding the Fiscal Year in which the Termination Date occurs.

          (d) “Base Salary” shall mean the base salary that the Executive is entitled to be paid pursuant to Section 3 of this Agreement, calculated on an annualized basis.

          (e) “Board” shall mean the Board of Directors of Applica Incorporated.

          (f) “Cause” shall mean:

     (1) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony, or other crime (including a misdemeanor) involving theft, fraud, dishonesty or moral turpitude; or

     (2) any willful violation by Executive of Applica’s Insider Trading in Company Securities Policy (SOP 10–130) or Affirmation of Financial and Operational Results Policy (SOP 10-520) or any Federal or State securities laws, including any certification required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002; or

     (3) any willful violation by Executive of material requirements under Federal workplace harassment or discrimination laws or internal company workplace harassment, discrimination or other workplace written policy, including the Non-Discrimination and Anti-Harassment Policy (SOP 8-101), under which such action could be and could reasonably be expected to be grounds for immediate termination of an executive officer; or

     (4) the Executive commits any material breach of the Business Ethics and Code of Conduct Policy (SOP 10-120) or Conflict of Interest Policy (SOP 10-110); or

     (5) Executive’s failure to substantially carry out the duties of his position;

     (6) Executive’s material failure to cooperate with any governmental investigation in the manner requested by the Board;

     (7) Executive breaches any other material term of this Agreement; or

     (8) the commission by the Executive of any act which shocks, insults and offends the community and ridicules public morals and decency.

provided, that for purposes of clauses (5), (6) and (7), any act or omission that is curable shall not constitute Cause unless Applica gives the Executive written notice of such act or omission that specifically refers to this Section and, within 10 days after such notice is received by Executive, Executive fails to cure such act or omission.

          (g) “Change of Control” shall mean that any of the events listed below has occurred.

     (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of Applica Incorporated (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Applica Incorporated entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 25(g), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Applica or its Affiliates, provided, that such acquisition does not exceed 30% of the Outstanding Company Common Stock; (ii) any acquisition by Applica or its Affiliates; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Applica or any Affiliate; or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 25(g)(3)(i), 25(g)(3)(ii) and 25(g)(3)(iii);

     (2) Any time at which individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Applica Incorporated’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Applica Incorporated or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Applica Incorporated, or the acquisition of assets or stock of another equity by Applica Incorporated or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Applica Incorporated or all or substantially all of Applica Incorporated’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Applica or its Affiliates or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

     (4) Approval by the stockholders of Applica Incorporated of a complete liquidation or dissolution of Applica Incorporated.

          (h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (i) “Compensation Committee” shall mean the Compensation Committee of the Board.

          (j) “Disability” shall mean the Executive’s inability to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental impairment for a period of 60 days or more during any six month period, or Executive suffers from any physical or mental impairment that is expected to prevent Executive from performing his duties for a period exceeding 60 days.

          (k) “Fiscal Year” shall mean the fiscal year used in connection with the preparation of the consolidated financial statements of Applica.

          (l) “Good Reason” shall mean the occurrence, without the Executive’s express written consent, of a material breach of this Employment Agreement by Applica which is not cured by Applica within 10 days following written notice delivered by the Executive, for any reason other than Cause or the Executive’s death or Disability.

          (m) “Severance Base” shall mean the sum of (1) Base Salary, plus (2) the higher of (a) Target Incentive Bonus or (b) Average Incentive Bonus.

          (n) “Target Incentive Bonus” shall mean Executive’s target-level Incentive Bonus for the Fiscal Year during which the Termination Date occurs.

          (o) “Termination Date” shall mean the effective date of the termination of Executive’s employment determined pursuant to the provisions of Section 1 or 7 of this Agreement, as applicable.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

EXECUTIVE	APPLICA CONSUMER PRODUCTS, INC.

/s/ Brian S. Guptill	/s/ Harry D. Schulman

Brian S. Guptill, individually	By: Harry D. Schulman Its: President and Chief Executive Officer